Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion. Dated March 11, 2025.

Pricing Supplement dated, 2025 to the
Product Supplement MLN-EI-1 dated February 26, 2025,
Product Supplement MLN-ES-ETF-1 dated February 26, 2025,
Underlier Supplement dated February 26, 2025 and
Prospectus dated February 26, 2025
The Toronto-Dominion Bank
$•
Callable Contingent Interest Barrier Notes Linked to the Least Performing of the Nasdaq-100 Index®, the Russell
2000® Index and the shares of the VanEck® Semiconductor ETF Due on or about March 26, 2029

The Toronto-Dominion Bank (“TD” or “we”) is offering the Callable Contingent Interest Barrier Notes (the “Notes”) linked to the least performing of the Nasdaq-100 Index®, the Russell 2000® Index and the shares of the VanEck® Semiconductor ETF (each, a “Reference Asset” and together, the “Reference Assets”). We also refer to an exchange-traded fund as an “ETF”, a Reference Asset that is a share of an ETF as an “Equity Reference Asset” and a Reference Asset that is an index as an “Index Reference Asset”.
The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 18.30% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, which is equal to 75.00% of its Initial Value. If, however, the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on a Contingent Interest Observation Date, no Contingent Interest Payment will accrue or be payable on the related Contingent Interest Payment Date.
TD may, in its discretion, elect to call the Notes (an “Issuer Call”) in whole, but not in part, on any Call Payment Date (monthly, commencing on the sixth Contingent Interest Payment Date and other than the Maturity Date) upon at least three Business Days’ prior written notice, regardless of the Closing Values of the Reference Assets. If TD elects to call the Notes prior to maturity, the Call Payment Date will be the corresponding Contingent Interest Payment Date and, on such date, we will pay you a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes following an Issuer Call.
If TD does not elect to call the Notes prior to maturity, the amount we pay at maturity, in addition to any Contingent Interest Payment otherwise due, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 60.00% of its Initial Value, calculated as follows:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
the Principal Amount of $1,000
•	If the Final Value of any Reference Asset is less than its Barrier Value:
the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change
If TD does not elect to call the Notes prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the percentage decline of the Reference Asset with the lowest Percentage Change from its Initial Value to its Final Value (the “Least Performing Reference Asset”). Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 and the product supplement MLN-ES-ETF-1, each dated February 26, 2025 (together, the “product supplements”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplements, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $920.00 and $955.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-12 and “Additional Information Regarding the Estimated Value of the Notes” on page P-27 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	Up to $7.50	At least $992.50
Total	$•	$•	$•
[1]
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $992.50 (99.25%) per Note.

[2]
TD Securities (USA) LLC (“TDS”) will receive a commission of up to $7.50 (0.75%) per Note and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $5.00 per Note. The total “Underwriting Discount” and “Proceeds to TD” to be specified above will reflect the aggregate of the underwriting discount at the time TD established any hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. TDS may also pay another unaffiliated dealer a marketing fee of up to $2.50 per Note with respect to some or all of the Notes in connection with its marketing efforts. The marketing fee will be deducted from amounts remitted to TD. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Callable Contingent Interest Barrier Notes Linked to the Least Performing of
the Nasdaq-100 Index®, the Russell 2000® Index and the shares of the VanEck®
Semiconductor ETF
Due on or about March 26, 2029

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplements, the underlier supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series H
Type of Note:	Callable Contingent Interest Barrier Notes
Term:	Approximately 4 years, subject to an Issuer Call
Reference Assets:
The Nasdaq-100 Index® (Bloomberg ticker: NDX, “NDX”), the Russell 2000® Index (Bloomberg ticker: RTY, “RTY”) and the shares of the VanEck® Semiconductor ETF (Bloomberg ticker: SMH UQ, “SMH”). We also refer to SMH as an “Equity Reference Asset” and NDX and RTY as an “Index Reference Asset”.

CUSIP / ISIN:	89115H4R5 / US89115H4R50
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	March 21, 2025
Issue Date:
March 26, 2025, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Contingent Interest Observation Date, as specified below under “Contingent Interest Observation Dates”.
Maturity Date:	March 26, 2029, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplements.

TD SECURITIES (USA) LLC	P-2

Issuer Call Feature:
Monthly, commencing on the sixth Contingent Interest Payment Date, TD may, in its discretion, elect to call the Notes in whole, but not in part, on any Call Payment Date (other than the Maturity Date) upon at least three Business Days’ prior written notice, regardless of the Closing Values of the Reference Assets. If TD elects to call the Notes prior to maturity, on the related Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes following an Issuer Call.

Call Payment Date:
If TD elects to call the Notes prior to maturity (monthly, from and including the sixth Contingent Interest Payment Date to and excluding the Maturity Date), the Call Payment Date will be the corresponding Contingent Interest Payment Date.

Contingent Interest Payment:
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount × Contingent Interest Rate × 1/12
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.

Contingent Interest Rate:	18.30% per annum
Contingent Interest Barrier Value:
With respect to NDX: • (75.00% of its Initial Value, to be determined on the Pricing Date).
With respect to RTY: • (75.00% of its Initial Value, to be determined on the Pricing Date).
With respect to SMH: $• (75.00% of its Initial Value, to be determined on the Pricing Date).
The Contingent Interest Barrier Value for each Reference Asset is determined by the Calculation Agent and, with respect to an Equity Reference Asset, is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1.

Contingent Interest Observation Dates:
Monthly, on the 21st calendar day of each month, commencing on April 21, 2025 and ending on March 21, 2029 (the “Final Valuation Date”), subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplements.

Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplements.

TD SECURITIES (USA) LLC	P-3

Payment at Maturity:
If TD does not elect to call the Notes prior to maturity, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
Principal Amount of $1,000.
If the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + ($1,000 × Least Performing Percentage Change).
If TD does not elect to call the Notes prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:
With respect to NDX: • (to be determined on the Pricing Date).
With respect to RTY: • (to be determined on the Pricing Date).
With respect to SMH: $• (to be determined on the Pricing Date).
The Initial Value of each Reference Asset equals its Closing Value on the Pricing Date, as determined by the Calculation Agent and, with respect to an Equity Reference Asset, subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1.

Closing Value:
With respect to an Index Reference Asset (or any “successor index” thereto, as defined in the product supplement MLN-EI-1) on any Trading Day, the Closing Value will be its closing value published by its sponsor (its “Index Sponsor”) as displayed on the relevant Bloomberg Professional® service (“Bloomberg”) page or any successor page or service.
With respect to an Equity Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) for that Equity Reference Asset on a per-share or other unit basis, on any Trading Day for that Equity Reference Asset or, if such Equity Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Equity Reference Asset.

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:
With respect to NDX: • (60.00% of its Initial Value, to be determined on the Pricing Date).
With respect to RTY: • (60.00% of its Initial Value, to be determined on the Pricing Date).
With respect to SMH: $• (60.00% of its Initial Value, to be determined on the Pricing Date).
The Barrier Value for each Reference Asset is determined by the Calculation Agent and, with respect to an Equity Reference Asset, is subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.

TD SECURITIES (USA) LLC	P-4

Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Monitoring Period:	Final Valuation Date Monitoring
Trading Day:
With respect to an Equity Reference Asset, a day on which the principal trading market(s) for such Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.
With respect to an Index Reference Asset, a day on which the NYSE and the Nasdaq Stock Market, or their successors, are scheduled to be open for trading, as determined by the Calculation Agent.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the Code (as defined herein) or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplements. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes.

Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplements under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the applicable product supplement.
The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-EI-1 and the product supplement MLN-ES-ETF-1 (together, the “product supplements”) and the underlier supplement (the “underlier supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the applicable product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the applicable product supplement; third, the underlier supplement and last, the prospectus. The Notes vary from the terms described in the product supplements in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplements and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
■	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
■	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplements and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if TD does not elect to call the Notes prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.
You Will Not Receive the Contingent Interest Payment With Respect to a Contingent Interest Observation Date if the Closing Value of Any Reference Asset on Such Contingent Interest Observation Date Is Less Than Its Contingent Interest Barrier Value.
You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments and, therefore, you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes at maturity.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, if Any, Regardless of Any Appreciation of Any Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in such Reference Asset, in a security directly linked to the positive performance of such Reference Asset or a hypothetical investment in the stocks and other assets comprising such Reference Asset (its “Reference Asset Constituents”).
Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
TD May Elect to Call the Notes Prior to the Maturity Date and the Notes Are Subject to Reinvestment Risk.
TD may elect to call the Notes in its discretion on any Call Payment Date (monthly, commencing on the sixth Contingent Interest Payment Date and other than the Maturity Date) upon prior written notice as specified under “Summary — Issuer Call Feature” herein. Following an Issuer Call, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. If TD does elect to call the Notes prior to maturity, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
It is more likely that TD will elect to call the Notes prior to maturity when the expected amounts payable on the Notes, including Contingent Interest Payment(s) and the Payment at Maturity, are greater than the amounts that would be payable in the market on other comparable instruments issued by TD with a similar maturity. The greater likelihood of TD calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Contingent Interest Rate. TD is less likely to call the Notes prior to maturity when the expected amounts payable on the Notes, both Contingent Interest Payments and at maturity, are less than the amounts that would be payable in the market on other comparable instruments issued by TD with a similar maturity, which includes periods when the values of any of the Reference Assets are less than their respective Contingent Interest Barrier Values and/or their Barrier Values. Therefore, the Notes are more likely to remain outstanding when the expected amount payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Interest Payment and/or the Principal Amount at maturity is relatively higher.

TD SECURITIES (USA) LLC	P-7

An Investment in Notes With Contingent Interest Payments and an Issuer Call Feature May Be More Sensitive to Interest Rate Risk Than an Investment in Notes Without Such Features.
Because of the contingent interest and Issuer Call features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased notes without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise and the Contingent Interest Rate is, therefore, less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the Contingent Interest Rate and TD elects to call the Notes, there is a lower likelihood that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.
The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date).
Any payments on the Notes will be based on the Closing Value of the Least Performing Reference Asset only on the Contingent Interest Observation Dates (including the Final Valuation Date). Even if the value of the Least Performing Reference Asset appreciates prior to a Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than its Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment with respect to such Contingent Interest Observation Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Contingent Interest Observation Dates (including the Final Valuation Date), any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date).
The Contingent Interest Rate Will Reflect, in Part, the Volatility of Each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher a Reference Asset’s volatility, the more likely it is that the Closing Value of that Reference Asset could be less than its Contingent Interest Barrier Value on a Contingent Interest Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the value of a Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Pricing Date, a Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments or on the Final Valuation Date, resulting in a loss of a significant portion or all of the Principal Amount.
You Will Have No Rights to Receive Any Shares of Any Equity Reference Asset and You Will Not Be Entitled to Any Dividends or Other Distributions on Any Equity Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Equity Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, or any rights against the issuer of any Equity Reference Asset. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received any dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.
Risks Relating to Characteristics of the Reference Assets
There Are Market Risks Associated With Each Reference Asset.
The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, its Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”) and, with respect to an Equity Reference Asset, its investment adviser (its “Investment Adviser”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets for your Notes. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement. We urge you to review financial and other information filed periodically by any Investment Adviser with the SEC.

TD SECURITIES (USA) LLC	P-8

Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, you will receive a negative return equal to the Least Performing Percentage Change, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of No Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity Than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Value of any Reference Asset will be less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date) and that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Contingent Interest Barrier Value or Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date). Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Rate, Contingent Interest Barrier Value and Barrier Value are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Rate and lower Contingent Interest Barrier Values and Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments or that the Final Value of any Reference Asset is less than its Barrier Value will occur is even greater despite a lower Contingent Interest Barrier Value and Barrier Value, respectively. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.
We Have No Affiliation With Any Index Sponsor or Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor or Investment Adviser.
No Index Sponsor or Investment Adviser is an affiliate of ours and no such entity will be involved in any offering of the Notes in any way. Consequently, we have no control of any actions of any Index Sponsor or Investment Adviser, including any actions of the type that could adversely affect the value of the applicable Reference Asset or any amounts payable on the Notes. No Index Sponsor or Investment Adviser has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor or Investment Adviser has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from any issuance of the Notes will be delivered to any Index Sponsor or Investment Adviser, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to the applicable Reference Asset.
The Value of an Equity Reference Asset May Not Completely Track Its NAV.
The net asset value (“NAV”) of an ETF, including an Equity Reference Asset, may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the applicable Equity Reference Asset and may adversely affect the liquidity and prices of such Equity Reference Asset, perhaps significantly. For any of these reasons, the market value of an Equity Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
Adjustments to an Equity Reference Asset Could Adversely Affect the Notes.
The Investment Adviser (as specified under “Information Regarding the Reference Assets”) for each Equity Reference Asset is responsible for calculating and maintaining the applicable Equity Reference Asset. An Investment Adviser can add, delete or substitute the Reference Asset Constituents for its Equity Reference Asset. An Investment Adviser may make other methodological changes to its Equity Reference Asset that could change the value of such Equity Reference Asset at any time. If one or more of these events occurs, the Closing Value of such Equity Reference Asset may be adjusted to reflect such event or events, which could adversely affect whether and the extent to which any amounts may be payable on the Notes and/or the market value of the Notes.
The Nasdaq-100 Index® and Russell 2000® Index Reflects Price Return, not Total Return.

TD SECURITIES (USA) LLC	P-9

The return on the Notes is based on the performance of the Nasdaq-100 Index® and Russell 2000® Index, which reflects the changes in the market prices of its Reference Asset Constituents. The Nasdaq-100 Index® and Russell 2000® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its Reference Asset Constituents. The return on the Notes will not include such a total return feature or dividend component.
The Notes are Subject to Risks Associated with Small-Capitalization Companies.
The Notes are subject to risks associated with small-capitalization companies because the Reference Asset Constituents of the Russell 2000® Index are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
Changes that Affect the Target Index of the VanEck® Semiconductor ETF Will Affect the Market Value of, and Return on, the Notes.
The VanEck® Semiconductor ETF is an ETF that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its Target Index (as specified herein). The policies of the sponsor of its Target Index (an “Index Sponsor”) concerning the calculation of its Target Index, additions, deletions or substitutions of the components of its Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in its Target Index and, therefore, could adversely affect the return on the Notes and the market value of the Notes prior to maturity. The market value of, and return on, the Notes could also be affected if the sponsor of its Target Index changes these policies, for example, by changing the manner in which it calculates its Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product supplement, which you should review.
The Performance of the VanEck® Semiconductor ETF May Not Correlate With That of Its Target Index.
The performance of the VanEck® Semiconductor ETF may not exactly replicate the performance of its Target Index because the VanEck® Semiconductor ETF will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the VanEck® Semiconductor ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the VanEck® Semiconductor ETF, differences in trading hours between the VanEck® Semiconductor ETF and its Target Index or due to other circumstances.
There Are Liquidity and Management Risks Associated with an ETF and the VanEck® Semiconductor ETF Utilizes a Passive Indexing Investment Approach.
Although shares of the VanEck® Semiconductor ETF are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. The VanEck® Semiconductor ETF is subject to management risk, which is the risk that its Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, the VanEck® Semiconductor ETF is not managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, utilizing a “passive” or indexing investment approach, it attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from its Target Index, the VanEck® Semiconductor ETF generally would not sell a stock because that stock’s issuer was in financial trouble.
The Notes are Subject to Risks Associated with Mid-Capitalization Companies.
The Notes are subject to risks associated with mid-capitalization companies because the Reference Asset Constituents of the VanEck® Semiconductor ETF are considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore such index may be more volatile than an index in which a greater percentage of its constituents are issued by large-capitalization companies. Stock prices of mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of mid-capitalization companies may be thinly traded. In addition, mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Mid-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

TD SECURITIES (USA) LLC	P-10

The Notes Are Subject to Risks Associated With the Semiconductor Industry.
The Notes are subject to risks associated with the semiconductor sector because the VanEck® Semiconductor ETF is comprised of the stocks of companies in the semiconductor industry. All or substantially all of the constituents of the VanEck® Semiconductor ETF are issued by companies whose primary line of business is directly associated with the semiconductor sector. Market or economic factors impacting semiconductor companies and companies that rely heavily on technological advances could have a major effect on the value of the VanEck® Semiconductor ETF’s investments. The value of stocks of semiconductor companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from non-U.S. competitors with lower production costs. Stocks of semiconductor companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Semiconductor companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the semiconductor sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.
The Notes May Be Subject to Non-U.S. Currency Exchange Rate Risk.
The Reference Asset Constituents held by the VanEck® Semiconductor ETF may be traded and quoted in non-U.S. currencies on non-U.S. markets. The prices of such Reference Asset Constituents that are quoted and traded in a currency other than U.S. dollars are converted into U.S. dollars for purposes of calculating the price of the VanEck® Semiconductor ETF. As a result, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such Reference Asset Constituents are denominated. The values of the currencies of such Reference Asset Constituents may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. The price of the VanEck® Semiconductor ETF will depend on the extent to which the relevant non-U.S. currencies, if any, strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. Reference Asset Constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of such Reference Asset Constituents, and therefore the price of the VanEck® Semiconductor ETF, will be adversely affected and the value of, and return on, the Notes may decrease.
The U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on the market value of, and return on, your Notes and the trading market for your Notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your Notes.
The Notes are Subject to Risks Associated with Non-U.S. Securities.
The Notes are subject to risks associated with non-U.S. securities because the VanEck® Semiconductor ETF includes Reference Asset Constituents that are issued by non-U.S. companies. Market developments may affect non-U.S. companies differently from U.S. companies and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable Reference Asset Constituents include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
Additionally, pursuant to certain executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. In response to this, the sponsor of the target index of the VanEck® Semiconductor ETF, as defined herein, publicly announced that it removed the equity securities of a small number of companies from such target index and the investment adviser of the VanEck® Semiconductor ETF also publicly announced that it removed affected stocks from such ETF. If the issuer of any existing Reference Asset Constituent of such ETF is in the future designated as such a prohibited company, the value of such Reference Asset Constituent may be adversely affected, perhaps significantly, which would adversely affect the performance of its target index and such ETF. In addition, under these circumstances, the sponsor of the target index and the investment adviser of the VanEck® Semiconductor ETF have publicly announced that they intend to remove any such Reference Asset Constituent from its target index and such ETF, respectively. Any changes to the composition of the VanEck® Semiconductor ETF or its target index in response to the executive orders described above could adversely affect the performance of such ETF and, therefore, the market value of, and return on, the Notes.

TD SECURITIES (USA) LLC	P-11

Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected to Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

TD SECURITIES (USA) LLC	P-12

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
Furthermore, TD’s right to call the Notes prior to maturity may adversely impact your ability to sell your Notes in the secondary market. If you are able to sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.
If the Value of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of each Reference Asset remains greater than or equal to its Barrier Value and Contingent Interest Barrier Value or increases to greater than its Initial Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. Moreover, we may elect to call the Notes pursuant to the Issuer Call Feature. If we do elect to call the Notes prior to maturity, such decision may be based on factors that make an Issuer Call at that time less favorable to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplements.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Value, and therefore the Contingent Interest Barrier Value and Barrier Value of an Equity Reference Asset for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect such Equity Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement MLN-ES-ETF-1. The Calculation Agent will not be required to make an adjustment for every event that may affect an Equity Reference Asset. Furthermore, in certain situations, such as when a Reference Asset undergoes a Reorganization Event or a Reference Asset is delisted, such Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement MLN-ES-ETF-1 under “General Terms of the Notes”. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Assets, those events or other actions affecting a Reference Asset, or a third party may nevertheless adversely affect the price of the applicable Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
The Contingent Interest Observation Dates (Including the Final Valuation Date) and the Related Payment Dates Are Subject to Market Disruption Events and Postponements.
Each Contingent Interest Observation Date (including the Final Valuation Date) and related payment date (including the Maturity Date) is subject to postponement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplements. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value Of, and Any Amounts Payable On, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of a Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset or one or more Reference Asset Constituents.

TD SECURITIES (USA) LLC	P-13

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the value of a Reference Asset and, therefore, the market value of, and any amounts payable on, the Notes. Further, TD is less likely to call the Notes when the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value and, therefore, any hedging activities that adversely affect the value of a Reference Asset may also diminish the probability of TD calling the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplements. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplements under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-14

Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Values, Closing Values, Final Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value of any Reference Asset, or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume, for Reference Asset A, Reference Asset B and Reference Asset C, respectively, Initial Values of 20,000.00, 2,000.00 and $200.00, Contingent Interest Barrier Values of 15,000.00, 1,500.00 and $150.00 (each 75.00% of its Initial Value), Barrier Values of 12,000.00, 1,200.00 and $120.00 (each 60.00% of its Initial Value), a Contingent Interest Payment of $15.25 per Note (reflecting the Contingent Interest Rate of 18.30% per annum), Call Payment Dates monthly, commencing on the sixth Contingent Interest Payment Date and other than the Maturity Date, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Contingent Interest Observation Date (including the Final Valuation Date). The actual terms of the Notes will be set forth in the final pricing supplement.
Example 1 — TD Elects to Call the Notes on the First Potential Call Payment Date.
Date	Closing Values	Payment (per Note)
First through Fifth Contingent Interest Observation Date
Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value)
Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value)
Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)
$76.25 (Aggregate Contingent Interest Payments – Not Callable)
Sixth Contingent Interest Observation Date
Reference Asset A: 14,250.00 (less than its Contingent Interest Barrier Value)
Reference Asset B: 1,800.00 (greater than or equal to its Contingent Interest Barrier Value)
Reference Asset C: $170.00 (greater than or equal to its Contingent Interest Barrier Value)
$1,000.00 (Total Payment upon Issuer Call)
	Total Payment:	$1,076.25 (7.625% total return)
Because TD elects to call the Notes on the first potential Call Payment Date (which is also the sixth Contingent Interest Payment Date) and the Closing Value of at least one Reference Asset is less than its Contingent Interest Barrier Value on the corresponding Contingent Interest Observation Date, on the Call Payment Date, we will pay you a cash payment equal to $1,000.00 per Note, reflecting the Principal Amount. When added to the Contingent Interest Payments of $76.25 paid in respect of the prior Contingent Interest Payment Dates, TD will have paid you a total of $1,076.25 per Note, for a total return of 7.625% on the Notes. No further amounts will be owed under the Notes.

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Example 2 — The Closing Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, TD Does NOT Elect to Call the Notes Prior to Maturity and the Final Value of Each Reference Asset Is Greater Than or Equal to Its Barrier Value and Contingent Interest Barrier Value.
Date	Closing Values	Payment (per Note)
First through Fifth Contingent Interest Observation Date	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Sixth through Forty-Seventh Contingent Interest Observation Date	Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Final Valuation Date
Reference Asset A: 24,000.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset B: 2,100.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset C: $230.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
		$1,000.00 (Principal Amount) + $15.25 (Contingent Interest Payment) $1,015.25 (Total Payment on Maturity Date)
	Total Payment:	$1,015.25 (1.525% total return)
Because TD does not elect to call the Notes prior to maturity and the Closing Value of at least one Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is less than its Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an Issuer Call. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value and Contingent Interest Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,015.25 per Note, reflecting your Principal Amount plus the applicable Contingent Interest Payment, for a total return of 1.525% on the Notes.

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Example 3 — The Closing Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, TD Does NOT Elect to Call the Notes Prior to Maturity, the Final Value of Each Reference Asset Is Greater Than or Equal to Its Barrier Value and the Final Value of Any Reference Asset Is Less Than Its Contingent Interest Barrier Value.
Date	Closing Values	Payment (per Note)
First through Fifth Contingent Interest Observation Date	Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Sixth through Forty-Seventh Contingent Interest Observation Date	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Final Valuation Date
Reference Asset A: 12,000.00 (less than its Contingent Interest Barrier Value; greater than or equal to its Barrier Value)
Reference Asset B: 1,900.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset C: $170.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
		$1,000.00 (Payment at Maturity)
	Total Payment:	$1,000.00 (0.00% total return)
Because TD does not elect to call the Notes prior to maturity and the Closing Value of at least one Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is less than its Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an Issuer Call. Because the Final Value of each Reference Asset is greater than or equal to its Barrier Value and the Final Value of at least one Reference Asset is less than its Contingent Interest Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,000.00, reflecting your Principal Amount, for a total return of 0.00% on the Notes.

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Example 4 — The Closing Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value on Each Contingent Interest Observation Date Prior to the Final Valuation Date, TD Does NOT Elect to Call the Notes Prior to Maturity and the Final Value of at Least One Reference Asset Is Less Than Its Contingent Interest Barrier Value and Barrier Value.
Date	Closing Values	Payment (per Note)
First through Fifth Contingent Interest Observation Date	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Sixth through Forty-Seventh Contingent Interest Observation Date	Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value)	$0.00
Final Valuation Date
Reference Asset A: 8,000.00 (less than its Contingent Interest Barrier Value and Barrier Value)
Reference Asset B: 2,500.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
Reference Asset C: $220.00 (greater than or equal to its Contingent Interest Barrier Value and Barrier Value)
		$1,000 + ($1,000 × Least Performing Percentage Change) = $1,000 + ($1,000 × -60.00%) = $400.00 (Payment at Maturity)
	Total Payment:	$400.00 (60.00% loss)
Because TD does not elect to call the Notes prior to maturity and the Closing Value of at least one Reference Asset on each Contingent Interest Observation Date prior to the Final Valuation Date is less than its Contingent Interest Barrier Value, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be subject to an Issuer Call. Because the Final Value of at least one Reference Asset is less than its Contingent Interest Barrier Value and Barrier Value, on the Maturity Date we will pay you a cash payment that is less than the Principal Amount, if anything, equal to the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change, for a total of $400.00 per Note, a loss of 60.00% per Note.
In this scenario, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.
Any payments on the Notes are subject to our credit risk.

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Information Regarding the Reference Assets
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, methods of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Reference Asset.
Such information reflects the policies of, and is subject to change by, its Index Sponsor or Investment Adviser, as applicable. The Index Sponsor or Investment Adviser, as applicable, owns the copyright and all other rights to the relevant Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the relevant Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by an Investment Adviser with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg. The Closing Values for an Equity Reference Asset may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you any assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

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Nasdaq-100 Index®
We have derived all information regarding the Nasdaq-100 Index® (“NDX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nasdaq, Inc. and its affiliates (collectively, “Nasdaq”) (its “Index Sponsor” or “Nasdaq”).
NDX is published by Nasdaq, but Nasdaq has no obligation to continue to publish NDX, and may discontinue publication of NDX at any time. NDX is determined, comprised and calculated by Nasdaq without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices – Nasdaq-100 Index®”, NDX includes 100 of the largest domestic and international non-financial securities listed on the Nasdaq Stock Market® based on market capitalization. NDX includes companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology, but does not contain securities of financial companies, including investment companies.
NDX is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq will review the composition of NDX on a quarterly basis and adjust the weightings of Index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.
Historical Information
The graph below illustrates the performance of NDX from March 10, 2015 through March 10, 2025.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Nasdaq-100 Index® (NDX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Russell 2000® Index
We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “Index Sponsor” or “FTSE Russell”).
RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices – The Russell 2000® Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website. RTY’s value is calculated by adding the market values of the underlying constituents and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.
Historical Information
The graph below illustrates the performance of RTY from March 10, 2015 through March 10, 2025.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Russell 2000® Index (RTY)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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VanEck® Semiconductor ETF
We have derived all information contained herein regarding the VanEck® Semiconductor ETF (the “SMH Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to change by the SMH Fund’s investment adviser, Van Eck Associates Corporation (“Van Eck” or the “investment adviser”) and the index sponsor of the target index, as defined below.
The SMH Fund is one of the separate investment portfolios that constitute the VanEck® ETF Trust (“VanEck Trust”). The SMH Fund seeks to provide investment results that correspond generally to the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (the “target index”). The target index tracks the performance of the largest U.S.-listed companies that generate at least 50% of their revenues from semiconductors, and contains only companies which are engaged primarily in the production of semiconductors and semiconductor equipment. The target index is calculated, maintained and published by, MV Index Solutions GmbH (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.
Select information regarding the SMH Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the SMH Fund’s website. Expenses of the SMH Fund reduce the net asset value of the assets held by the SMH Fund and, therefore, reduce the value of the shares of the SMH Fund.
The SMH Fund, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of securities that generally replicates the target index. The SMH Fund normally invests at least 80% of its total assets in securities that comprise the target index. The SMH Fund may concentrate its investments in a particular industry or group of industries to the extent that the target index concentrates in an industry or group of industries. The SMH Fund may or may not hold all of the securities that are included in the target index.
Shares of the SMH Fund are listed on the Nasdaq Stock Market under ticker symbol “SMH”.
Information from outside sources including, but not limited to the prospectus related to the SMH Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the SMH Fund or the target index.
Information filed by the SMH Fund with the SEC can be found by reference to its SEC file numbers: 333-123257 and 811-10325 or its CIK Code: 0001137360.

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Historical Information
The graph below illustrates the performance of SMH from March 10, 2015 through March 10, 2025.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
VanEck® Semiconductor ETF (SMH)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplements and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product supplements. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid with respect to a Call Payment Date or on the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Upon the taxable disposition (including cash settlement) of a Note, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product supplements.
Section 1260. Because one or more Reference Assets would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences – Section 1260” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product supplements, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any Reference Asset Constituent Issuer or the issuer of any ETF Reference Asset, as applicable, would be treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisors regarding the possible consequences to you if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income, possibly in excess of any Contingent Interest Payments received, and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special

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“constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less an underwriting discount of up to the underwriting discount specified on the cover page hereof and may use all or a portion of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The total “Underwriting Discount” and “Proceeds to TD” to be specified on the cover hereof will reflect the aggregate of the underwriting discount at the time TD established any hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. The Notes will generally be offered to the public at the public offering price, provided that certain fee based advisory accounts may purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. TDS may also pay another unaffiliated dealer a per Note marketing fee of the amount indicated on the cover hereof with respect to some or all of the Notes in connection with its marketing efforts. The marketing fee will be deducted from amounts remitted to TD. We or one of our affiliates may also pay a fee to iCapital Markets LLC, who is acting as a dealer in connection with the distribution of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

TD SECURITIES (USA) LLC	P-27